EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Forms S-8 Nos. 333-222532, 333-201498, 333-171667, 333-156649 and 333-134298) of our reports dated October 22, 2021, with respect to the consolidated financial statements and schedule of FactSet Research Systems Inc., and the effectiveness of internal control over financial reporting of FactSet Research Systems Inc., included in this Annual Report (Form 10-K) for the year ended August 31, 2021.

/s/ Ernst & Young LLP

Stamford, Connecticut
October 22, 2021